UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Di Fraia, Paolo
   800 Thir Avenue, 18th Floor
   New York, NY  10022
2. Date of Event Requiring Statement (Month/Day/Year)
   October 16, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   European Finance Director and Assistant Treasurer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No shares of the Issuer's capital stock are|                      |                |                                               |
 owned by the Reporting Person.            |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Time-based options (Righ|(1)      |01/01/05 |Common Stock, $.01 par |20,000(3)|$3.90(3)  |D            |                           |
t to buy)               |         |         |value per share        |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Time-based options (Righ|(2)      |01/01/06 |Common Stock, $.01 par |30,000(3)|$3.90(3)  |D            |                           |
t to buy)               |         |         |value per share        |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) As of the date hereof, options to purchase 12,222 shares of Common Stock were vested and exercisable by the Reporting Person. The remaining options will vest and become exercisable ratably on the first day of every month over the succeeding 14 month period.
(2) Options will vest and become exercisable on January 1, 1997 to the extent of 33.34% of the total number of options granted and the remainder will vest and become exercisable on each successive anniversary date to the extent of 33.33% of the total number of options granted.
(3) The Issuer will effect a 3-to-2 reverse stock split of its Common Stock prior to the completion of its initial public offering.
SIGNATURE OF REPORTING PERSON
/s/ Paolo Di Fraia
DATE
October 16, 1996